As filed with the Securities and Exchange Commission on September 8, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

ALCOA SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR SUBSIDIARY AND AFFILIATE EMPLOYEES

(Full Titles of Plans)

J. Michael Schell

Executive Vice President – Business Development and Law/Chief Compliance Officer

390 Park Avenue

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee(5)
Alcoa Inc. common stock, $1.00 par value	15,000,000 shares	$27.96	$419,400,000	$16,482.42

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans described herein.
(2)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(3)	The number of shares of common stock of Alcoa Inc. (“Alcoa”), par value $1.00 per share (“Common Stock”), to be registered is to be allocated to the Plans described herein as follows: 5,500,000 shares to the Alcoa Savings Plan for Bargaining Employees, 7,100,000 shares to the Alcoa Savings Plan for Non-Bargaining Employees and 2,400,000 shares to the Alcoa Savings Plan for Subsidiary and Affiliate Employees.
(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Common Stock reported on the New York Stock Exchange on September 5, 2008.
(5)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the total filing fee due for this Registration Statement ($16,482.42) is offset by an unused filing fee of $5,223.41 remaining available out of the total filing fee of $22,156 previously paid by Alcoa under Registration Statement No. 333-142669 on Form S-4 initially filed by Alcoa with the Commission on May 7, 2007, as amended on June 7, 2007, and withdrawn on July 12, 2007. No securities were issued under Registration Statement No. 333-142669.

The contents of the earlier Registration Statements on Form S-8 filed by Alcoa with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516), as amended to date, on June 24, 2003 (File No. 333-106411), as amended to date, on September 20, 2005 (File No. 333-128445), as amended to date, and on September 26, 2007 (File No. 333-146330), relating to the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees, and the Alcoa Savings Plan for Subsidiary and Affiliate Employees (the “Plans”), are incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

This Registration Statement is being filed to register an additional 15,000,000 shares of Common Stock, together with an indeterminate number of plan interests, for offer and sale under the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees and the Alcoa Savings Plan for Subsidiary and Affiliate Employees, of which 5,500,000 shares, 7,100,000 shares and 2,400,000 shares, respectively, are being allocated to such plans.

With this filing, the following respective number of shares of Common Stock, as adjusted for the 2-for-1 stock split effective June 9, 2000, are allocated to the Plans from the aggregate amount originally registered under Registration Statement No. 333-32516, as amended to date, Registration Statement No. 333-106411, as amended to date, Registration Statement No. 333-128445, as amended to date, Registration Statement No. 333-146330 and this Registration Statement:

Plan Name	Shares
Alcoa Savings Plan for Bargaining Employees	19,360,000
Alcoa Savings Plan for Non-Bargaining Employees	31,204,327
Alcoa Savings Plan for Subsidiary and Affiliate Employees	6,900,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (SEC) allows Alcoa to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. Alcoa incorporates by reference in this Registration Statement the documents listed below and any future filings that it or the Plans may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by this Registration Statement are sold, except that Alcoa is not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Plans’ Annual Report on Form 11-K for the fiscal year ended December 31, 2007;

•	Alcoa’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	Alcoa’s Current Reports on Form 8-K filed on January 18, January 28, March 3, May 13, June 11, July 15, July 22 and September 3, 2008; and

•	The description of Alcoa’s Common Stock contained in Alcoa’s Registration Statement on Form S-3ASR (File No. 333-149623), filed March 10, 2008.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above which have been or will be incorporated by reference into this Registration Statement (including exhibits specifically incorporated by reference in these documents). Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Alcoa has purchased a directors and officers liability insurance policy with an aggregate limit of $250 million for liability of directors and officers. Effective June 1, 2008, the aggregate limit was increased to $350 million. The insurance also includes within that limit $150 million of coverage, subject to a deductible, for reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2008 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania.

ITEM 8.	EXHIBITS.

Exhibit Number	Description
4(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q (Commission file number 1-3610) for the quarter ended June 30, 2000).

4(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Current Report on Form 8-K filed on September 20, 2007).

15	Letter regarding unaudited interim financial information.

23	Consent of Independent Registered Public Accounting Firm.

24(a)	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2007).

24(b)	Power of Attorney of Alain J. P. Belda.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 8th day of September, 2008.

ALCOA INC.
(Registrant)

By	/s/ Tony R. Thene
Tony R. Thene
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Klaus Kleinfeld	President and Chief Executive Officer; Director	September 8, 2008
Klaus Kleinfeld	(Principal Executive Officer)

/s/ Charles D. McLane, Jr.	Executive Vice President and Chief Financial Officer	September 8, 2008
Charles D. McLane, Jr.	(Principal Financial Officer)

/s/ Tony R. Thene	Vice President and Controller	September 8, 2008
Tony R. Thene	(Principal Accounting Officer)

Alain J. P. Belda, Kathryn S. Fuller, Carlos Ghosn, Joseph T. Gorman, Judith M. Gueron, James W. Owens, Henry B. Schacht, Ratan N. Tata, Franklin A. Thomas and Ernesto Zedillo, each as a Director (constituting a majority of the Board of Directors), on September 8, 2008, by Donna C. Dabney, their attorney-in-fact.

/s/ Donna C. Dabney
Donna C. Dabney
Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Plans’ Benefits Management Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 8th day of September, 2008.

Alcoa Inc. Benefits Management Committee

By:	/s/ Regina Hitchery
Regina Hitchery, Member

By:	/s/ Charles D. McLane, Jr.
Charles D. McLane, Jr., Member

By:	/s/ J. Michael Schell
J. Michael Schell, Member

INDEX TO EXHIBITS

Exhibit Number	Description
4(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q (Commission file number 1-3610) for the quarter ended June 30, 2000).

4(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Current Report on Form 8-K filed on September 20, 2007).

15	Letter regarding unaudited interim financial information.

23	Consent of Independent Registered Public Accounting Firm.

24(a)	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2007).

24(b)	Power of Attorney of Alain J. P. Belda.